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                                                                      EXHIBIT 99




  Brian P. Campbell                             For Immediate Release
  President and Chief Executive Officer
  (734) 747-7025 ext. 129



                KAYDON CORPORATION REPORTS THIRD QUARTER EARNINGS
                         AND ANNOUNCES SETTLEMENT CHARGE


Ann Arbor, Michigan, October 20, 2000

      Kaydon Corporation (NYSE:KDN) reported net earnings for the third quarter ended September 30, 2000, of $7.1 million or $.24 per share on a diluted basis, including the after tax effect ($5.7 million or $.19 per share on a diluted basis) of a pre-tax $9.1 million provision for actual and estimated settlement costs associated with various previously disclosed litigation matters. This compares to net earnings in the third quarter of 1999 of $13.0 million or $.41 cents per share on a diluted basis. Sales during the third quarter of 2000 were $81.3 million, as compared to $73.7 million in 1999's third quarter. Sales of specialty bearings products, particularly to the semiconductor equipment market, industrial rings, sold to the railroad market, and specialty ball products continue to be strong in 2000 compared to 1999. Third quarter 2000 sales were also positively impacted by recent acquisitions which added approximately $5 million to quarterly revenue compared to 1999. Sales of fluid power products and operations of the Company's UK-based Cooper Roller Bearings operation remain weak and compare negatively to last year's performance, and are not expected to recover until the markets these products serve, particularly the heavy construction equipment and offshore oil equipment markets, rebound.

      Sales for the first three quarters ended September 30, 2000 increased to $252.3 million compared to $247.4 million during the first three quarters of 1999. Net income for the first three quarters of 2000 equaled $26.0 million or $.86 per share on a diluted basis, including the after tax effect ($13.7 million or $.45 per share on a diluted basis) of the $21.7 million of special litigation-related charges taken during the second and third quarters. Net earnings for the first three quarters of 1999 equaled $45.1 million or $1.41 per share on a diluted basis.

      Cash flow performance remains strong. Cash flow from operations during this year's third quarter equaled $10.2 million, bringing operating cash flow for the first three quarters of 2000 to a total of $46.7 million. Cash flow from operations for the comparable period of 1999 was $52.2 million. During the first three quarters of 2000, Kaydon repurchased 769,472 shares of its


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common stock for $17.7 million, paid $10.1 million of common stock dividends and spent $9.8 million on net capital expenditures. Cash and cash equivalents at the end of the quarter equaled $100.0 million compared to $89.7 million at the beginning of the year.

      Brian P. Campbell, Kaydon's President and Chief Executive Officer, commented on the operating results, "As previously disclosed, certain key markets, particularly those served by our Fluid Power Products division and our Cooper Roller Bearings subsidiary in the United Kingdom remain depressed and continue to negatively impact our operating performance. We are continuing to make changes at these operations to react to current market conditions and to prepare for when these markets begin to recover. The changes include the previously announced restructuring of the Fluid Power Products division, which includes the closing of one of the division's four facilities with its operations integrated into the other three divisional locations, as well as continued management and staff realignments at the Cooper UK facility. These changes will leave these operations leaner and more focused, with greater operating efficiencies."

      Kaydon Corporation also announced that during the third quarter it recorded a pre-tax $9.1 million charge in connection with claims related to the previously disclosed May 1996 accident involving a CH-53E helicopter, which Sikorsky Aircraft Corporation was manufacturing for the U.S. Navy (the "Sikorsky Matter"). The Sikorsky Matter involves a private civil lawsuit and a U.S. government investigation. Sikorsky Aircraft Corporation filed a lawsuit against the Company in 1998 claiming damages that Sikorsky allegedly incurred following the accident. In addition, the U.S. Attorney's Office in Bridgeport, Connecticut has been conducting a grand jury and civil investigation of inspection and product certification procedures at one of Kaydon's manufacturing facilities.

      During the third quarter, Kaydon reached a settlement with Sikorsky Aircraft Corporation, and has been engaged in negotiations toward a resolution of the U.S. government investigation. The additional charge recorded during the third quarter reflects the amount of the settlement with Sikorsky Aircraft Corporation and the estimated amount of a potential settlement with the U.S. government, less amounts the Company had previously reserved to litigate these matters.

      In commenting on the Sikorsky Matter, Mr. Campbell said, "The genesis of this litigation dates back to 1996 and has been a time consuming and expensive process. Company management has pursued a global settlement, even though it believes Kaydon Corporation has meritorious defenses against claims relating to alleged quality problems or deficiencies in its products, because management believes resolving this protracted and costly litigation is in the best interest of Kaydon. Absent any movement toward a resolution of this matter, Kaydon Corporation would be faced with a multi-year litigation process."

      Further information relating to the Sikorsky Matter is contained in Note 10 to Kaydon's 1999 financial statements, which are included in its Form 10-K, filed with the Securities and Exchange Commission.



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      Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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      Certain information in this press release is forward looking, such as the
Company's expectations regarding future financial performance and litigation/settlement expenses. The Company may not update these expectations to reflect subsequent events. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive environments in which the Company's businesses operate, and the outcome of pending and future litigation and governmental proceedings. Readers are cautioned to consider these factors when relying on such forward-looking information.